UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 29, 2006

CENTRAL PACIFIC FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Hawaii	333-104783	99-0212597
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

220 South King Street, Honolulu, Hawaii		96813
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 544-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                                            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                                            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))

☐                                                            Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On December 1, 2006, Central Pacific Financial Corp. announced that its subsidiary, Central Pacific Bank (the “Bank”), has agreed to a cease and desist order (the “Order”) with the Federal Deposit Insurance Corporation (the “FDIC”) and Hawaii Division of Financial Institutions (the “DFI”) as a result of certain concerns of the FDIC and DFI relating to the Bank’s compliance with certain provisions of the Bank Secrecy Act (the “BSA”).

The consent Order requires Central Pacific Bank to take certain affirmative actions to comply with its BSA obligations, among them:  expanding personnel with BSA responsibilities; developing and implementing new policies and mechanisms to monitor suspicious activities, including a new enhanced customer due diligence program and the installation of automated suspicious activity monitoring software; reviewing past account activity to determine whether suspicious activity was properly identified and reported; strengthening internal controls, including an augmentation of Board oversight regarding BSA activities and independent testing to review the Bank’s compliance efforts; developing policies and procedures to govern staffing and training for BSA compliance; and submitting monthly progress reports to the FDIC and DFI.

To date, the Bank has implemented multiple upgrades that address the requirements of the Order, such as increasing oversight, supervision and staffing of BSA compliance; improving its practices and procedures to monitor and report transactions; and conducting training, as well as providing for auditing and independent testing of Bank practices to ensure adherence to tighter BSA standards.  Moreover, the Bank is currently installing state-of-the-art software that will monitor transactions as required by these BSA standards.

Item 9.01

(d)  Exhibits

Exhibit 99.1    Press Release of Central Pacific Financial Corporation, dated December 1, 2006.

Exhibit 99.2    Cease and Desist Order Between Central Pacific Bank, and Federal Deposit Insurance Corporation and Hawaii Division of Financial Institutions, dated November 29, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: December 1, 2006	By:	/s/ Clint Arnoldus
Clint Arnoldus
Chief Executive Officer